Exhibit 15.5
Consent of Qualified Person

Primero Group Americas Inc., in connection with the annual report on Form 20-F of IperionX Limited (the “Company”) for the year ended June 30, 2026 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consent to:

•the incorporation by reference and use of the technical report summary titled “Technical Report Summary for Titan Project” (as amended, the “Technical Report Summary”), as an exhibit to the Form 20-F;

•the incorporation by reference of the Technical Report Summary into the Company's Registration Statement on Form S-8 (No. 333-267088);

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary; and

•any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 20-F.

Primero Group Americas Inc. is responsible for authoring, and this consent pertains to the particular sections identified in the Technical Report Summary as having been prepared by Primero Group Americas Inc. and the corresponding sections of the Executive Summary.

Date: September 29, 2026

By: /s/ Primero Group Americas Inc.
Name: Primero Group Americas Inc.